Target Hospitality Announces Impressive 2021 Results Driven by Strong Government Services Demand and Continued Strengthening Business Fundamentals

THE WOODLANDS, Texas, March 10, 2022 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the fourth quarter and year ended December 31, 2021.

Financial and Operational Highlights for the Year Ended 2021

●	Revenue of $291.3 million for the year ended December 31, 2021, an increase of 29% year-over-year
●	Net loss of $4.6 million for the year ended December 31, 2021, compared to net loss of $25.1 million for the same period in 2020
●	Basic and diluted loss per share of $0.05 for the year ended December 31, 2021
●	Adjusted EBITDA(1) of $119.2 million, an increase of 52% year-over-year and exceeding mid-point of 2021 outlook by 7%
●	Strong cash generation with net cash provided by operating activities of $104.6 million and discretionary cash flow (“DCF”) (1) of $92.9 million for the year ended December 31, 2021, representing 32% DCF yield(1) to revenue
●	Improved net leverage ratio by 58% since the beginning of 2021, exceeding guidance with a year-end net leverage ratio of 2.7 times
●	Executing on premier customer diversification with approximately 54% of year-end 2021 revenue related to committed revenue contracts backed by the United States Government raising Government segment revenue by 147%.
●	Significant financial flexibility with over $148 million in total available liquidity and zero outstanding borrowings under the Company’s $125 million credit facility

Executive Commentary

“Our extraordinary 2021 results illustrate the strength in Target’s operating position and commitment to our defined strategic initiatives.  In 2021, we outlined our intentions to focus on enhancing Target’s financial position and took deliberate actions in positioning the Company to achieve these objectives.  Throughout 2021, we accommodated consistent increases in customer demand for Target’s premium service offerings with little incremental cost, generating robust margins and significant discretionary cash flow.  These fundamentals resulted in the significant strengthening of Target’s balance sheet, as evidenced by a 58% reduction in Target’s net leverage ratio and over $148 million of total available liquidity,” stated Brad Archer, President and Chief Executive Officer.

“This enhanced financial position has created the optimal foundation to continue pursuing Target’s strategic growth initiatives.  We are committed to a growth strategy that highlights Target’s unique capabilities, while enhancing value through a balanced portfolio of service offerings and preserving the financial strength achieved in 2021.  We are actively pursuing opportunities that align with Target’s strategic objectives, which we believe provides the greatest opportunity to accelerate value creation for our shareholders,” concluded Mr. Archer.

Financial Results

Full Year Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Years Ended ($ in ‘000s, except ADR and per share amounts)	December 31, 2021	December 31, 2020
Revenue	$291,337	$225,148
Net loss	$(4,576)	$(25,131)
Loss per share – basic and diluted	$(0.05)	$(0.26)
Adjusted EBITDA	$119,176	$78,488
Average daily rate (ADR)	$75.31	$77.40
Average utilized beds	10,012	6,352
Utilization	69%	48%

TH Q4 2021 Earnings Release

Revenue for the year ended December 31, 2021, was $291.3 million compared to $225.1 million for the same period in 2020. The increase in revenue was primarily driven by the execution of the government services contract, which began in March of 2021, and increasing customer demand in the Company’s HFS – South segment. Net loss for the year ended December 31, 2021, was $4.6 million compared to $25.1 million for the same period in 2020.

Adjusted EBITDA was $119.2 million for the year ended December 31, 2021, compared to $78.5 million for the same period in 2020, a 52% increase.

ADR decreased by $2.09 to $75.31 for the year ended December 31, 2021, compared to the same period in 2020.  The decrease was primarily driven by lower average ADR in the HFS - South segment, partially offset by an increase in ADR in the Government segment.

Average utilized beds increased by 3,660 to 10,012 for the year ended December 31, 2021, an increase of 58%. The increase was driven by the additional government services contract, which began in March of 2021, contributing 4,000 fully utilized beds to the Government segment and increasing customer demand in the HFS – South segment.

Fourth Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	December 31, 2021	December 31, 2020
Revenue	$81,690	$51,610
Net income (loss)	$2,799	$(9,315)
Income (loss) per share – basic and diluted	$0.03	$(0.10)
Adjusted EBITDA	$33,738	$15,765
Average daily rate (ADR)	$77.18	$69.92
Average utilized beds	11,354	5,773
Utilization	77%	43%

Revenue for the three months ended December 31, 2021, was $81.7 million compared to $51.6 million for the same period in 2020. The increase in revenue was primarily driven by the execution of the government services contract, which began in March of 2021, and increasing customer demand in the Company’s HFS – South segment. Net income for the three months ended December 31, 2021, was $2.8 million compared to a net loss of $9.3 million for the same period in 2020.

Adjusted EBITDA was $33.7 million for the three months ended December 31, 2021, compared to $15.8 million for the same period in 2020, a 113% increase.

ADR increased by $7.26 to $77.18 for the three months ended December 31, 2021, compared to the same period in 2020.  The increase in ADR was primarily driven by higher average ADR in the Government segment, as a result of the additional government services contract, which began in March of 2021.

Average utilized beds increased by 5,581 to 11,354 for the three months ended December 31, 2021, an increase of 97%. The increase was driven by the government services contract, which began in March of 2021, contributing 4,000 fully utilized beds to the Government segment and increasing customer demand in the HFS – South segment, which contributed over 1,400 additional utilized beds.

Capital Management

The Company continued its strategy of allocating capital to high return projects, spending approximately $30.6 million of capital expenditures, excluding acquisitions, for the year ended December 31, 2021. A significant portion of this capital supported 147% revenue growth in the Government segment.

As of December 31, 2021, the Company had $23.4 million of cash and cash equivalents and $340 million in gross amount of total debt. The Company has made significant progress towards strengthening its capital flexibility by reducing outstanding debt by approximately $80 million and improving its net leverage ratio by 58% since the beginning of 2021.

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These deliberate actions have resulted in no outstanding borrowings under the Company’s $125 million revolving credit facility, with more than $148 million of total available liquidity and a net leverage ratio of 2.7 times as of December 31, 2021.

Business Update

Demand fundamentals continued to strengthen throughout 2021 and supported consistent increases in customer activity and demand for Target’s premium hospitality service offering. Since year-end 2020, Target has experienced an over 47% increase in customer demand across its Hospitality and Facilities Service (HFS) segments.  This robust demand resulted in sequential quarterly increases in utilization throughout 2021 and consistent expansion in operating margin.  Target has continued to experience positive momentum in customer demand entering 2022 and is well positioned to further benefit from strengthening customer activity.

This sustained momentum has supported strong business fundamentals and accelerated Target’s growth strategy, focused on strategic diversification through a balanced portfolio of service offerings.  Target meaningfully advanced its diversification strategy in 2021, with 54% of 2021 revenue derived from its Government segment.  Through this increased offering of critical support to the United States Government, Target has established itself as the premier provider of permanent solutions for the United States Government’s domestic humanitarian aid missions.  This illustrates Target’s focus and commitment to pursuing a growth strategy highlighting a balanced portfolio of service offerings, while utilizing existing core competencies to maximize returns.

Target continues to have active discussions with its customer regarding extending the government services contract executed in 2021.  These discussions include a variety of possible outcomes, including options for multiyear terms and expansion opportunities considerably greater than the current contract.  The renewal discussions, and requisite notice and approval procedures, have progressed in normal business course and Target remains confident of a successful outcome to these discussions and the continuation of its critical humanitarian support to the United States Government.

These strong business fundamentals have continued to support sustained momentum entering 2022.  As a result, the Company is announcing its preliminary 2022 financial outlook of:

Preliminary Full Year 2022 Financial Outlook

●	Total revenue between $325 and $335 million
●	Adjusted EBITDA(1) between $125 and $135 million
●	Total capital spending between $12 and $17 million, excluding acquisitions

Strategic Focus

Target has established itself as one of North America’s leading providers of premium modular accommodations and hospitality solutions, across a strategically positioned network of communities, that serves North America’s largest infrastructure and natural resource development customers.  This premier network allows Target to match increasing customer demand with little incremental cost, resulting in a highly efficient operating structure which produces meaningful cash generation.  As a result, Target has experienced a 103% increase in DCF from full year 2020, supported by multiyear committed minimum revenue contracts from a diversified customer base with historical renewal rates exceeding 90%.

This strong cash flow profile builds the foundation to pursue strategic growth initiatives that broaden Target’s end-markets and significantly expand its long-term growth opportunities from its existing contract pipeline and acquisitions.  Target’s potential growth initiatives are centered around a self-funding model, utilizing existing assets and unique capabilities to maximize economic returns.

Target’s established presence as a trusted provider of critical government service needs, provides avenues to expand the breadth of agencies served through its existing suite of core service offerings.  These opportunities encompass a range of applications, including modular solutions, facilities maintenance and building management, as well as Target’s existing premier full turnkey hospitality solutions.

In addition, Target is actively pursuing unique opportunities that utilize specific elements of its core service offerings to provide essential solutions within a variety of adjacent commercial end-markets.  These potential opportunities encompass

TH Q4 2021 Earnings Release	Page 3 of 14

Target’s existing core competencies and can create attractive long-term growth, while broadening its reach across a variety of business and industry applications.

Target’s financial strength, robust core offerings and diverse core competencies, create a platform to continue pursuing these highly economic growth initiatives, which it believes is the greatest opportunity to accelerate value creation.

Recent Developments

On February 28, 2022, the Company announced it had commenced an executive leadership transition plan with Brad Archer, President and Chief Executive Officer.  Mr. Archer will continue to lead the Company in his current position and assist with the search and onboarding of his successor until December 31, 2022.

The Company will provide additional updates on the transition and executive search when they become available.

Segment Results – Fourth Quarter 2021

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	December 31, 2021	December 31, 2020
Revenue	$46,995	$13,732
Adjusted gross profit	$28,152	$9,821
Adjusted gross profit margin	60%	72%
Average daily rate (ADR)	$78.98	$60.85
Average utilized beds	6,400	2,400
Utilization	100%	100%

Revenue for the three months ended December 31, 2021, was $47.0 million compared to $13.7 million for the same period in 2020, a 242% increase.  Average available beds of 6,400 were fully utilized for the three months ended December 31, 2021, with an ADR of $78.98.

ADR and utilized beds increased as a result of the government services contract, which began in March of 2021.  This contract added $129 million of committed minimum revenue and 4,000 full utilized beds over its initial one-year term.

Target is in active discussions with its customer regarding a variety of extension options to the contract executed in 2021.  The structures being discussed include a series of opportunities for multiyear term and increasing capacity significantly greater than the current contract.  Target is confident in a successful outcome to these discussions and continuing to support the United States Government as the largest provider of permanent hospitality solutions for their domestic humanitarian aid missions.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	December 31, 2021	December 31, 2020
Revenue	$32,607	$22,963
Adjusted gross profit	$14,125	$9,260
Adjusted gross profit margin	43%	40%
Average daily rate (ADR)	$74.99	$75.68
Average utilized beds	4,666	3,227
Utilization	67%	34%

Revenue for the three months ended December 31, 2021, was $32.6 million compared to $23.0 million for the same period in 2020. Revenue increased as a result of sustained momentum in customer activity and demand for Target’s premium hospitality services supported by strengthening commercial activity and economic demand.

TH Q4 2021 Earnings Release	Page 4 of 14

Average utilized beds increased by 1,439 to 4,666 for the three months ended December 31, 2021, a 45% increase from the same period in 2020.  Target continues to benefit from increasing commercial activity and strengthening customer demand, as Target’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	December 31, 2021	December 31, 2020
Revenue	$1,557	$900
Adjusted gross profit	$143	$(162)
Adjusted gross profit margin	9%	(18)%
Average daily rate (ADR)	$72.07	$74.44
Average utilized beds	229	129
Utilization	21%	12%

Revenue for the three months ended December 31, 2021, was $1.6 million compared to $0.9 million for the same period in 2020. The increase was attributable to continued modest improvement in customer demand in the region.

TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	December 31, 2021	December 31, 2020
Revenue	$—	$13,786
Adjusted gross profit	$21	$4,200
Adjusted gross profit margin	—%	30%

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013. The agreement released the Company from any outstanding work performance obligations under the 2013 contract (including all change orders, limited notices to proceed, and amendments).

No further revenue will be generated from the 2013 contract with TC Energy and as of December 31, 2021, there are no unrecognized deferred revenue amounts or costs related to this contract.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	December 31, 2021	December 31, 2020
Revenue	$530	$229
Adjusted gross profit	$(262)	$(212)
Adjusted gross profit margin	(49)%	(93)%

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended December 31, 2021, was $0.5 million compared to $0.2 million for the same period in 2020.

Conference Call

The Company has scheduled a conference call for March 10, 2022, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the fourth quarter and full year 2021 results.

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The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	2581949

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is North America’s largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, government imposed mandates, contract and supply chain disruptions; operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to meet our debt service requirements and obligations; and risks related to Arrow Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

TH Q4 2021 Earnings Release	Page 6 of 14

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total consolidated revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense, net: Other expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, involuntary asset conversion gains and losses, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in the current period. The non-binding proposal was withdrawn by Arrow on March 29, 2021. The prior period also included tax advisory fees associated with residual tax related filings from the Business Combination as well as fees associated with a potential financing.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary Cash Flow as cash flow from operations less maintenance capital expenditures for specialty rental assets.

Target Hospitality defines Discretionary Cash Flow yield to revenue as Discretionary Cash Flow divided by total consolidated revenue for the same period.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in

TH Q4 2021 Earnings Release	Page 7 of 14

considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, Discretionary Cash Flow, Discretionary Cash Flow Yield, and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q4 2021 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Services income	$59,328	$28,904	$203,134	$132,430
Specialty rental income	22,362	10,581	76,909	52,960
Construction fee income	-	12,125	11,294	39,758
Total revenue	81,690	51,610	291,337	225,148
Costs:
Services	34,357	26,728	120,192	109,185
Specialty rental	5,154	1,979	16,186	8,843
Depreciation of specialty rental assets	12,967	12,808	53,609	49,965
Gross profit	29,212	10,095	101,350	57,155
Selling, general and administrative	10,626	9,529	46,461	38,128
Other depreciation and amortization	4,810	3,094	16,910	15,649
Other expense (income), net	99	28	880	(723)
Operating income (loss)	13,677	(2,556)	37,099	4,101
Interest expense, net	9,646	9,921	38,704	40,034
Change in fair value of warrant liabilities	(533)	106	1,067	(2,347)
Income (loss) before income tax	4,564	(12,583)	(2,672)	(33,586)
Income tax expense (benefit)	1,765	(3,268)	1,904	(8,455)
Net income (loss)	2,799	(9,315)	(4,576)	(25,131)
Other comprehensive income (loss)
Foreign currency translation	(1)	101	(28)	124
Comprehensive income (loss)	$2,798	$(9,214)	$(4,604)	$(25,007)

Weighted average number shares outstanding - basic and diluted	96,822,653	96,155,017	96,611,022	96,018,338

Net income (loss) per share - basic and diluted	$0.03	$(0.10)	$(0.05)	$(0.26)

TH Q4 2021 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$23,406	$6,979
Accounts receivable, less allowance for doubtful accounts	28,780	28,183
Other current assets	8,350	8,400
Total current assets	$60,536	$43,562

Specialty rental assets, net	291,792	311,487
Goodwill and Other intangibles, net	129,523	144,159
Other non-current assets	31,541	35,029
Total assets	$513,392	$534,237

Liabilities
Accounts payable	$11,803	$10,644
Deferred revenue and customer deposits	27,138	6,619
Other current liabilities	33,855	28,270
Total current liabilities	72,796	45,533

Long-term debt, net	330,212	326,499
Revolving credit facility	-	48,000
Warrant liabilities	1,600	533
Other non-current liabilities	11,513	14,784
Total liabilities	416,121	435,349

Stockholders' equity
Common stock and other stockholders' equity	83,527	80,568
Accumulated earnings	13,744	18,320
Total stockholders' equity	97,271	98,888
Total liabilities and stockholders' equity	$513,392	$534,237

TH Q4 2021 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Years Ended
	December 31,
	2021	2020

Cash, cash equivalents and restricted cash - beginning of period	$6,979	$6,839

Cash flows from operating activities
Net loss	(4,576)	(25,131)
Adjustments:
Depreciation	55,883	50,870
Amortization of intangible assets	14,636	14,744
Other non-cash items	13,405	(197)
Changes in operating assets and liabilities	25,251	6,495
Net cash provided by operating activities	$104,599	$46,781

Cash flows from investing activities
Purchases of specialty rental assets	(35,488)	(12,177)
Other investing activities	(427)	1,228
Net cash used in investing activities	$(35,915)	$(10,949)

Cash flows from financing activities
Purchase of treasury stock	-	(5,318)
Other financing activities	(52,271)	(30,365)
Net cash used in financing activities	$(52,271)	$(35,683)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	14	(9)

Change in cash, cash equivalents and restricted cash	16,427	140

Cash, cash equivalents and restricted cash - end of period	$23,406	$6,979

TH Q4 2021 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020

Total Revenue	$81,690	$51,610	$291,337	$225,148

Gross Profit	$29,212	$10,095	$101,350	$57,155

Adjustments:
Depreciation of specialty rental assets	12,967	12,808	53,609	49,965
Adjusted gross profit	$42,179	$22,903	$154,959	$107,120

Adjusted gross profit margin	52%	44%	53%	48%

TH Q4 2021 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020

Total Revenue	$81,690	$51,610	$291,337	$225,148

Net income (loss)	$2,799	$(9,315)	$(4,576)	$(25,131)
Income tax expense (benefit)	1,765	(3,268)	1,904	(8,455)
Interest expense, net	9,646	9,921	38,704	40,034
Other depreciation and amortization	4,810	3,094	16,910	15,649
Depreciation of specialty rental assets	12,967	12,808	53,609	49,965
EBITDA	$31,987	$13,240	$106,551	$72,062

Adjustments
Other expense, net	97	322	878	416
Transaction expenses	—	597	1,198	979
Stock-based compensation	1,484	784	5,082	3,592
Change in fair value of warrant liabilities	(533)	106	1,067	(2,347)
Other adjustments	703	716	4,400	3,786
Adjusted EBITDA	$33,738	$15,765	$119,176	$78,488

TH Q4 2021 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows and Discretionary cash flows yield

($ in thousands)

(unaudited)

	For the Three Months		For the Years
	Ended		Ended
	December 31,		December 31,
	2021	2020	2021	2020
Total Revenues	$81,690	$51,610	$291,337	$225,148

Net cash provided by operating activities	$5,152	$18,189	$104,599	$46,781
Less: Maintenance capital expenditures for specialty rental assets	(3,252)	(122)	(11,659)	(888)
Discretionary cash flows	$1,900	$18,067	$92,940	$45,893

Purchase of specialty rental assets	(11,781)	(576)	(35,488)	(12,177)
Purchase of property, plant and equipment	(126)	(199)	(427)	(381)
Receipt of insurance proceeds	—	—	—	619
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	114	—	990
Net cash used in investing activities	$(11,907)	$(661)	$(35,915)	$(10,949)

Principal payments on finance and capital lease obligations	(479)	(927)	(4,172)	(11,581)
Proceeds from borrowings on finance and capital lease obligations	—	3,286	—	13,437
Principal payments on borrowings from ABL	—	(22,000)	(76,000)	(74,500)
Proceeds from borrowings on ABL	—	—	28,000	42,500
Restricted shares surrendered to pay tax liabilities	—	(15)	(99)	(221)
Purchase of treasury stock	—	—	—	(5,318)
Net cash used in financing activities	$(479)	$(19,656)	$(52,271)	$(35,683)

Discretionary cash flows yield % of total revenue	2%	35%	32%	20%

TH Q4 2021 Earnings Release	Page 14 of 14